Exhibit 99.1
                            GREATER COMMUNITY BANCORP
           55 Union Blvd., P.O. Box 269, Totowa, New Jersey 07511-0269
                       (973) 942-1111 Fax: (973) 942-9816
                            www.greatercommunity.com


                              FOR IMMEDIATE RELEASE
                                                       CONTACT:  George E. Irwin
                                                                 President & CEO
                                                                   SYMBOL:  GFLS


         Totowa, NJ, October 16, 2001 - Greater Community Bancorp reported consolidated net income for the first nine months of 2001 of $4,036,000, up 18.25% from the $3,413,000 earned in the similar period of 2000. For the third quarter net income was $1,386,000 compared with $1,213,000 the corresponding period of 2000, an increase of 14.07%. Diluted earnings per share were $.59 for the first nine months of 2001 compared with $.50 for the same period in 2000. Third quarter diluted net income per share was $.20 compared to $.18 per share in the third quarter the previous year. Earnings per diluted share, exclusive of good will amortization, were $.67 and $.23 for the 2001 nine and three month periods of the current year, respectively, compared to $.59 and $.21 per share in the same periods of 2000. All per share results have been adjusted to reflect the 5% stock dividend paid on July 31, 2001. The company provided $636,000 for loan losses in the first nine months of the current year compared to $786,000 during the similar period in 2000. For the quarter the provisions were $221,000 and $213,000, respectively.

         Assets of Greater Community Bancorp on September 30, 2001 were $655,560,000 compared to $577,473,000 the previous year. Deposits were $483,177,000 and $437,680,000 for the two dates, respectively.

         Greater Community is the holding company for Great Falls Bank, Bergen Commercial Bank, Rock Community Bank, Greater Community Financial, LLC, a full service securities broker-dealer and Highland Capital Corp., an equipment leasing company.
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